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                                                                     EXHIBIT 4.2

                      SECOND AMENDMENT OF RIGHTS AGREEMENT

         Pursuant to Section 26 of the Rights Agreement, dated as of February 27, 1996, as amended, by and between InControl, Inc. (the "Company") and First Interstate Bank of Washington, N.A. (now ChaseMellon Shareholder Services, L.L.C.) (the "Rights Agreement"), the Company, by this Second Amendment of Rights Agreement, dated August 10, 1998, does hereby amend the Rights Agreement as follows:

         Section 1 is hereby amended to add the following paragraph as a new last paragraph at the end of the definition of "Acquiring Person":

         "Notwithstanding the foregoing, solely in connection with the transactions contemplated by that certain Agreement and Plan of Merger among InControl Corporation ("Guidant"), Pegasus Acquisitions Corp. ("Pegasus") and the Company dated as of August 10, 1998 (the "Merger Agreement") and that certain Shareholder Agreement, dated as of August 10, 1998, among Guidant and shareholders of the Company listed therein (the "Shareholder Agreement"), Guidant, Pegasus or any of their Affiliates or Associates shall not be deemed to be an Acquiring Person by reason of the transactions contemplated by the Merger Agreement and the Shareholder Agreement, but shall be deemed to be an Acquiring Person if any of them acquire Beneficial Ownership of any shares of Common Stock other than pursuant to the Merger Agreement or the Shareholder Agreement and the transactions contemplated thereby."

         Section 1 is hereby amended to add the following paragraph as a new last paragraph at the end of the definition of "Beneficial Owner":

         "Notwithstanding the foregoing, Guidant, Pegasus or any of their Affiliates or Associates shall not be deemed to be a Beneficial Owner for any purpose of the Rights Agreement of any shares of Common Stock acquired or to be acquired pursuant to the execution, delivery or consummation of the transactions contemplated by the Merger Agreement or the Shareholder Agreement, including without limitation the granting of an irrevocable proxy pursuant to the Shareholder Agreement, but shall be deemed to be a Beneficial Owner of any shares of Common Stock acquired otherwise than pursuant to the Merger Agreement or the Shareholder Agreement."

         Section 3(b) is hereby amended to add the following sentence as the last sentence at the end of Section 3(b):

         "Notwithstanding anything herein to the contrary, the date of execution, delivery or consummation of the Merger Agreement and the transactions contemplated thereby, including the Offer (as defined in the Merger Agreement), shall not be

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deemed to be a Distribution Date for any purpose of this Agreement solely by reason of such execution, delivery or consummation; provided, however, that any other acquisition of Beneficial Ownership of any shares of Common Stock by Guidant, Pegasus or any of their Affiliates or Associates otherwise than pursuant to the Merger Agreement or the Shareholder Agreement and the transactions contemplated thereby may give rise to a Distribution Date."

         IN WITNESS WHEREOF, the Company has executed this Second Amendment of Rights Agreement as of the date first written above.

                                 INCONTROL, INC.



                                 /s/  Kurt C. Wheeler
                                 -----------------------------------------------
                                 Kurt C. Wheeler
                                 President and Chief Executive Officer


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